Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Reports Financial Results for its

Fiscal Third Quarter Ended June 30, 2014

WATERTOWN, Mass., August 11, 2014 – Enanta Pharmaceuticals, Inc., (NASDAQ:ENTA), a research and development-focused biotechnology company dedicated to creating small molecule drugs in the infectious disease field, today reported financial results for its fiscal third quarter ended June 30, 2014.

Fiscal Third Quarter Ended June 30, 2014 Financial Results

Revenue for the three months ended June 30, 2014 was $42.1 million, compared to $1.6 million for the three months ended June 30, 2013. For the nine months ended June 30, 2014, revenue was $45.1 million, compared to $30.7 million for the same period in 2013. The changes in revenue for the three and nine month periods were primarily related to milestone payments totaling $40 million received during the three months ended June 30, 2014 related to the U.S. and European regulatory filings for AbbVie’s investigational hepatitis C virus (HCV) regimen containing the protease inhibitor ABT-450 from its collaboration with Enanta. Enanta’s milestone and other payments from collaborations have varied significantly from period to period, and are expected to continue to do so.

Research and development expenses totaled $4.6 million for the three months ended June 30, 2014, compared to $4.0 million for the three months ended June 30, 2013. For the nine months ended June 30, 2014, research and development expenses were $13.5 million, compared to $12.5 million for the same period in 2013. The increases in the three and nine month periods are primarily due to increased spending on Enanta’s proprietary research programs.

General and administrative expenses totaled $2.6 million for the three months ended June 30, 2014, compared to $1.8 million for the three months ended June 30, 2013. For the nine months ended June 30, 2014, general and administrative expenses totaled $7.3 million, compared to $4.4 million for the same period in 2013. The increases in the three and nine month periods primarily reflect increases in stock-based compensation expense, due principally to increases in Enanta’s stock price, as well as additional expenses incurred as a result of operating as a public company.

Net income for the three months ended June 30, 2014 was $50.1 million, compared to a net loss of $4.1 million for the same period in 2013. For the nine months ended June 30, 2014, net income was $39.5 million, compared to net income of $14.1 million for the same period in 2013. The increase in net income during the three and nine month periods ended June 30, 2014 was due to $40 million in milestone payments from AbbVie and the reversal of the entire valuation allowance related to Enanta’s deferred tax assets which resulted in an income tax benefit of $15.3 million, as well as the offset of $7.6 million of income taxes that would have otherwise been accrued.

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Cash, cash equivalents and marketable securities totaled $137.6 million at June 30, 2014. This compares to $112.2 million at September 30, 2013. Enanta expects that its current cash, cash equivalents and marketable securities will be sufficient to meet its anticipated cash requirements for at least the next 24 months.

“Enanta has built a valuable infectious disease pipeline over the past several years,” commented Jay R. Luly, Ph.D., President and Chief Executive Officer. “Regulatory approval is expected in the U.S. and in Europe for our protease inhibitor ABT-450 as part of AbbVie’s HCV combination regimen, our NS5A inhibitor EDP-239 has advanced into combination studies with Novartis and we continue our research on our proprietary cyclophilin and nucleotide inhibitors. Outside of HCV, our compound EDP-788 for MRSA has advanced in its clinical trials and we continue to explore other disease areas where we can apply our internal drug discovery and development expertise.”

Program and Business Review

•	Enanta received a total of $40 million of milestone payments from AbbVie for its U.S. and European regulatory filings related to the ABT-450 containing regimen for HCV. The New Drug Application (NDA) to the U.S. Food and Drug Administration and Marketing Authorization Applications (MAA) to the European Medicines Agency were both accepted for review and received priority review and accelerated assessment designations, respectively.

•	Preliminary results from the TURQUOISE-I study were presented in a late breaking oral presentation (oral abstract MOAB0104LB) during the 20th International AIDS Conference in Melbourne, Australia. This interferon-free study conducted by AbbVie evaluated the safety and efficacy of the three direct-acting antiviral (3D) regimen of ABT-450/r/ombitasvir, dasabuvir, and ribavirin in patients co-infected with hepatitis C and HIV-1. Results demonstrated:

•	SVR12 rate of 93.5% was achieved with 12 weeks of 3D + RBV

•	SVR4 rate of 96.9% was achieved with 24 weeks of 3D + RBV

•	3D + RBV co-administered with atazanavir or raltegravir ART was well-tolerated with no treatment-emergent serious adverse events and no patient discontinuations due to adverse events

•	Enanta’s NS5A inhibitor EDP-239 advanced into drug combination studies in healthy volunteers with alisporivir, Novartis’s cyclophilin inhibitor. EDP-239 is being studied in collaboration with Novartis on NS5A inhibitors for the treatment of HCV infection.

•	EDP-788, Enanta’s Bicyclolide antibiotic for methicillin-resistant Staphylococcus aureus (MRSA), has begun a phase 1b multiple ascending dose study in up to 32 healthy volunteers.

Upcoming Events and Presentations

Enanta management will participate in the following upcoming investor conferences:

•	Sept. 3, FBR Healthcare Conference, Boston, MA

•	Sept. 4, Baird 2014 Healthcare Conference, New York

•	Sept. 8, Morgan Stanley Global Healthcare Conference, New York

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About Enanta

Enanta Pharmaceuticals is a research and development-focused biotechnology company that uses its robust chemistry-driven approach and drug discovery capabilities to create small molecule drugs in the infectious disease field. Enanta is discovering, and in some cases, developing novel inhibitors designed for use against the hepatitis C virus (HCV). These inhibitors include members of three direct acting antiviral (DAA) inhibitor classes – protease (partnered with AbbVie), NS5A (partnered with Novartis) and nucleotide polymerase – as well as a host-targeted antiviral (HTA) inhibitor class targeted against cyclophilin. Additionally, Enanta has created a new class of antibiotics, called Bicyclolides, for the treatment of multi-drug resistant bacteria, with a focus on developing an intravenous and oral treatment for hospital and community MRSA (methicillin-resistant Staphylococcus aureus) infections.

ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Revenue	$42,051	$1,649	$45,104	$30,704
Operating expenses
Research and development	4,553	4,039	13,538	12,541
General and administrative	2,603	1,788	7,255	4,433

Total operating expenses	7,156	5,827	20,793	16,974

Income (loss) from operations	34,895	(4,178)	24,311	13,730
Other income (expense), net	36	40	47	340

Net income (loss) before income taxes	34,931	(4,138)	24,358	14,070
Income tax benefit	15,122	—	15,122	—

Net income (loss)	$50,053	$(4,138)	$39,480	$14,070

Accretion of redeemable convertible preferred stock to redemption value	—	—	—	(2,526)
Net income attributable to participating securities	—	—	—	(13,670)

Net income (loss) attributable to common stockholders	$50,053	$(4,138)	$39,480	$(2,126)

Net income (loss) per share attributable to common stockholders
Basic	$2.70	$(0.23)	$2.16	$(0.30)
Diluted	$2.61	$(0.23)	$2.06	$(0.30)
Weighted average common shares outstanding
Basic	18,529	17,820	18,276	7,053
Diluted	19,203	17,820	19,168	7,053

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ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30, 2014	September 30, 2013
Assets
Current assets
Cash and cash equivalents	$26,374	$8,859
Short-term marketable securities	69,513	92,621
Accounts receivable	399	808
Unbilled receivables	2,259	784
Deferred tax assets	11,183	—
Prepaid expenses and other current assets	1,950	1,641

Total current assets	111,678	104,713
Property and equipment, net	1,551	1,121
Long-term marketable securities	41,700	10,703
Deferred tax assets	4,149	—
Restricted cash	436	436

Total assets	$159,514	$116,973

Liabilities, Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable	$1,284	$1,481
Accrued expenses	2,984	3,035
Deferred revenue	—	10

Total current liabilities	4,268	4,526
Warrant liability	1,675	1,620
Series 1 nonconvertible preferred stock	213	—
Other long-term liabilities	405	359

Total liabilities	6,561	6,505

Total stockholders’ equity	152,953	110,468

Total liabilities, preferred stock and stockholders’ equity	$159,514	$116,973

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to the prospects for approval of AbbVie’s HCV treatment regimen containing ABT-450 for use in the U.S. and Europe, the prospects for EDP-239 and Enanta’s internal programs, and the projected sufficiency of Enanta’s cash equivalent resources and marketable securities. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: Enanta’s reliance on AbbVie’s planned regulatory approval and commercialization efforts for its treatment regimens containing ABT-450 or any additional collaboration protease inhibitor; regulatory actions affecting approval of treatment regimens containing ABT-450 or any additional protease inhibitors; clinical and commercial development of competitive

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product candidates of others for HCV and other viruses; Enanta’s lack of clinical development experience; Enanta’s need to attract and retain senior management and key scientific personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s most recent Form 10-K for the fiscal year ended September 30, 2013 and other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

Investor Contact

Carol Miceli

Enanta Pharmaceuticals, Inc.

617-607-0710

cmiceli@enanta.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

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